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                                                                EXHIBIT 23.1

                                  CONSENT


We have issued our reports dated February 14, 1997 accompanying the financial statements and schedule of Daw Technologies, Inc., incorporated by reference or included in the Annual Report of Daw Technologies, Inc., on Form 10-K for the year ended December 31, 1996. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Daw Technologies, Inc., on Forms S-3 (File No. 33-73292 effective January 3, 1994, File No. 33-84224 effective March 20, 1995, File No. 33-93656 effective June 30, 1995 and file No. 333-05541 effective July 15, 1996) and on Forms S-8 (File No. 33-93206 effective June 7, 1995 and File No. 333-03930 effective April 23,
1996).

                                           GRANT THORNTON LLP

Salt Lake City, Utah
March 24, 1997